Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES DIVIDEND INCREASE 0F 25 PERCENT

HOUSTON, TX, April 8, 2013 - Stage Stores, Inc. (NYSE: SSI) today announced that its Board of Directors approved an increase in the Company's quarterly dividend rate to 12.5 cents per share from the previous rate of 10 cents per share.  The new quarterly rate of 12.5 cents per share will be applicable to dividends declared by the Board beginning May 23, 2013.

"We are pleased to announce a significant dividend increase which demonstrates our commitment to return cash to shareholders and is supported by our expectations for future earnings and cash flow," said Michael Glazer, President and Chief Executive Officer.  "This 25 percent increase reflects our intent to create value through increasing shareholder distributions, and is a testament to the strength of our balance sheet and our confidence in delivering future growth."

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 864 stores in 40 states.  The Company also has an eCommerce website. The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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